EXHIBIT 2.7

                               ASSIGNMENT OF LEASE

                                   (Pittsford)

      THIS ASSIGNMENT OF LEASE (this "Assignment") is made as of the 28st day of May, 2004, between eTrack Solutions, Inc., a wholly owned subsidiary of Manchester Technologies, Inc. a New York corporation with offices located at 160 Oser Avenue, Hauppauge, New York 11788 ("Assignor") and ePlus Technology, Inc.,, a Virginia corporation with offices located at 400 Herndon Parkway, Herndon, Virginia 20170 ("Assignee").

                                    Recitals

      WHEREAS, pursuant to an Agreement of Lease dated June 23, 1997 by and between 469 Seventh Ave LLC, as Landlord, and Assignor, as tenant, (the "Lease"), Landlord leased to Assignor that certain land building known as 1169 Pittsford-Victor Road, Suite 220, Pittsford, New York, (The "Premises"), said premises being more particularly described in the Lease, a copy of which is annexed hereto and made a part of as Exhibit A; and

      WHEREAS, Assignor desires to assign its interest in the Lease to the Assignee, and the Assignee desires to accept the assignment thereof, upon the following terms and conditions.

      NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. Effective as of May 27, 2004 (the "Effective Date"), or the date upon which the Landlord consents hereto whichever is later, the Assignor hereby assigns and transfers to the Assignee and its successors and assigns all of its right, title and interest in and to the Lease hereinbefore described, including, without limitation, Assignor's interest in the security deposit, if any, delivered under such Lease (an Assignor shall take all necessary actions to effectuate the transfer of such security deposit to Assignee). Assignee hereby agrees to and does accept the assignment, and in addition, expressly assumes and agrees to keep, perform, and fulfill all the terms, covenants, conditions and obligations required to be kept, performed, and fulfilled by the Assignor as the tenant under the Lease, arising thereunder from and after the Effective Date.

      2. General. This Assignment may not be changed or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. The covenants, agreements, terms, provisions and conditions contained in this Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      3. Indemnity. Assignee does hereby agree to indemnify and save Assignor harmless of


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and from all loss, cost, liability, damage and expense, including without limitation reasonable counsel fees, arising from or connected with (a) its failure or refusal to carry out any covenants and obligations hereunder and/or under the Lease for which it is assuming, or (b) any claims made by Landlord or with respect to the Premises. This indemnity shall be effective without regard to Landlord's consent to the assignment.

      4. Governing Law. This Assignment and its interpretation and enforcement shall be governed by the laws of the State of New York.

      5. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

      6. Consent. This Assignment (but not the Indemnity herein) is expressly subject to the consent of the Landlord under the Lease. Assignor and Assignee shall use their best efforts to comply with the requirements of the Lease for assignment and facilitate obtaining Landlord consent. Assignor and Assignee each agree to provide Landlord with whatever is required by the Lease for consent. Best efforts shall include suit, if necessary, however, Assignor shall have no liability to Assignee in the event the consent is withheld nor shall Assignor be obligated to pay any compensation, whether or not Landlord may properly charge same as a condition to secure such consent.

      7. Assignee undertakes to secure a substitute Letter of Credit for the Landlord's benefit in place and instead of any Letter of Credit provided by Assignor.

      IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.

                                    ASSIGNOR:
                                    MANCHESTER TECHNOLOGIES, INC.


                                By:
                                    --------------------------------------------
                                    Name: Seth Collins
                                    Title:
                                           -------------------------------------


                                    e TRACK SOLUTIONS, INC.


                                By:
                                    --------------------------------------------
                                    Name: Seth Collins
                                    Title:
                                           -------------------------------------


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                                    ASSIGNEE:
                                    EPLUS TECHNOLOGY, INC.


                                By:
                                    --------------------------------------------
                                    Name:  Kley Parkhurst, Senior Vice President
                                    Title:
                                           -------------------------------------


Consented and Agreed to by:


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